EXHIBIT 10.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA
HOME FEDERAL BANK
CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this "Agreement"), is made and entered into as of the 13th day of December 2017, by and among Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation (the "Corporation"), Home Federal Bank, a federally chartered savings bank (the "Bank") which is the wholly owned subsidiary of the Corporation, and Daniel R. Herndon (the "Executive") (the Corporation and the Bank are referred to together herein as the "Employers").

WITNESSETH

WHEREAS, the Executive is currently employed as Executive Chairman of the Board of the Corporation and the Bank pursuant to amended and restated employment and transition agreements between the Employers and the Executive entered into as of December 27, 2012 (the "Prior Agreements");

WHEREAS, the Executive agreed to retire as Executive Chairman of the Board effective as of December 31, 2017;

WHEREAS, the Employers desire to assure themselves of the Executive's continued active participation in the business of the Employers following the Executive's retirement as Executive Chairman of the Board; and

WHEREAS, in order to induce the Executive to remain in the employ of the Employers and in consideration of the Executive's agreeing to remain in the employ of the Employers as Special Projects Manager, the parties desire to specify the severance benefits which shall be due the Executive in the event that his employment with the Employers is terminated under specified circumstances;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1. Definitions.  The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a) Cause. Termination of the Executive's employment for "Cause" shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.

(b) Change in Control.  "Change in Control" shall mean a change in the ownership of the Corporation or the Bank, a change in the effective control of the Corporation or the Bank or a change in the ownership of a substantial portion of the assets of the Corporation or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

(c) Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d) Date of Termination.  "Date of Termination" shall mean (i) if the Executive's employment is terminated for Cause or for death, the date on which the Notice of Termination is given, and (ii) if the Executive's employment is terminated for any other reason, the date specified in such Notice of Termination.

(e) Disability.  "Disability" shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(f) Effective Date.  The "Effective Date" of this Agreement shall mean January 1, 2018.

(g) Good Reason.  Termination by the Executive of the Executive's employment for "Good Reason" shall mean termination by the Executive following a Change in Control based on:

(i)
any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive's base compensation, (B) a material diminution in the Executive's authority, duties or responsibilities, or (C) any requirement that the Executive report to a corporate officer or employee of the Employers instead of reporting directly to James R. Barlow, President and Chief Executive Officer;

(ii)	any material change in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive.  If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition.  If the Employers do not remedy the condition within such thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

(h)	IRS. "IRS" shall mean the Internal Revenue Service.

(i) Notice of Termination.  Any purported termination of the Executive's employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Disability, Retirement or Good Reason, shall be communicated by a written "Notice of Termination" to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employer's termination of the Executive's employment for Cause or for death, which shall be effective immediately, and (iv) is given in the manner specified in Section 8 hereof.

(j) Retirement.  "Retirement" shall mean a voluntary termination by the Executive which constitutes a retirement, including early retirement, under the Bank's 401(k) plan.

(k) Separation from Service.  "Separation from Service" shall mean a termination of the Executive's services (whether as an employee or as an independent contractor) to the Employers for any reason other than death.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Employers and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

(n) SERP.  "SERP" shall mean the Supplemental Executive Retirement Agreement entered into between the Bank and the Executive as of December 27, 2012.

2. Term of Agreement.   The initial term of this Agreement shall expire on December 31, 2018, subject to earlier termination as provided herein.  The term of this Agreement shall be extended for one additional year on January 1, 2019 and on January 1st of each subsequent calendar year, absent notice of non-renewal as set forth below.  Prior to January 1, 2019 and each January 1st thereafter, the Board of Directors of each of the Corporation and the Bank shall consider and review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive's performance) an extension of the term of this Agreement, and the term shall continue to extend each year unless the Executive gives written notice to the Employers of the Executive's election not to extend the term, with such written notice to be given not less than thirty (30) days prior to any such January 1st. If either Board of Directors elects not to extend the term, it shall give written notice of such decision to the Executive not less than thirty (30) days prior to any such January 1st.  If any party gives timely notice that the term will not be extended as of January 1st of any year, then this Agreement shall terminate at the conclusion of its remaining term.  Notwithstanding the foregoing, if a Change in Control occurs during the term of this Agreement, then the remaining term of this Agreement shall be automatically extended until the one-year anniversary of the completion of the Change in Control.  References herein to the term of this Agreement shall refer both to the initial term and successive terms.  While the parties previously anticipated that the Executive would have a Separation from Service as of December 31, 2017, the parties now desire for the Executive to remain in the employ of the Employers and the parties reasonably anticipate that the level of bona fide services to be performed by the Executive during the term of this Agreement will be sufficient to avoid having a Separation from Service occur during the term of this Agreement.

3. Benefits upon Termination. If the Executive's employment by the Employers is terminated within twenty-four (24) months subsequent to a Change in Control by (i) the Employers other than for Cause, Disability, Retirement or as a result of the Executive's death, or (ii) the Executive for Good Reason, then the Employers shall, subject to the provisions of Section 3(d) and 4 hereof, if applicable:

(a) pay to the Executive, in a lump sum within ten (10) business days following the Date of Termination, a cash amount equal to three hundred thousand dollars ($300,000);

(b) maintain and provide for a period ending at the earlier of (i) twenty-four (24) months after the Date of Termination or (ii) the date of the Executive's full-time employment by another employer (provided that the Executive is entitled under the terms of such employment to benefits substantially similar to those described in this subparagraph (b)), at no premium cost to the Executive, the Executive's continued participation in all group insurance, life insurance, health and accident and disability insurance coverage offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination, subject to subparagraphs (1), (2) and (3) below;

(1) in the event that the Executive's participation in any plan, program or arrangement as provided in subparagraph (b) of this Section 3 is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during such period any such plan, program or arrangement is discontinued or the benefits thereunder are materially reduced, then the Employers shall arrange to provide the Executive with benefits substantially similar to those which the Executive was entitled to receive under such plans, programs and arrangements immediately prior to the Date of Termination, except that subparagraph (2) below shall be applicable if the alternative benefits would still trigger the payment of an excise tax under Section 4980D of the Code,

(2) in the event that the continuation of any insurance coverage pursuant to Section 3(b)(1) above would trigger the payment of an excise tax under Section 4980D of the Code or in the event such continued coverage is unable to be provided by the Employers, then in lieu of providing such coverage, the Employers shall pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Employers of providing such coverage to the Executive, with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year, and

(3) any insurance premiums payable by the Employers or any successors pursuant to Section 3(b) or (b)(1) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employers (with the Employers paying any employee portion of the premiums), subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.

(c) pay to the Executive, in a lump sum within ten (10) business days after the Date of Termination, a cash amount equal to the projected cost to the Employers of providing benefits to the Executive for a period of twenty-four (24) months pursuant to any other employee benefit plan, program or arrangement offered by the Employers in which the Executive was entitled to participate immediately prior to the Date of Termination (other than cash bonus plans, retirement plans or stock compensation plans of the Employers), with the projected cost to the Employers to be based on the costs incurred for the year in which the Date of Termination occurs as determined on an annualized basis and with any automobile-related costs to exclude any depreciation on bank-owned automobiles.

(d) Notwithstanding any other provision contained in this Agreement, if either (i) the time period for making any cash payment under Section 3 commences in one calendar year and ends in the succeeding calendar year or (ii) in the event any payment under this Section 3 is made contingent upon the execution of a general release and the time period that the Executive has to consider the terms of such general release (including any revocation period under such release) commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid until the succeeding calendar year.

4. Limitation of Benefits under Certain Circumstances.  If the payments and benefits pursuant to Section 3 hereof, either alone or together with other payments and benefits which the Executive has the right to receive from the Employers or any successors, would constitute a "parachute payment" under Section 280G of the Code, then the payments and benefits payable by the Employers pursuant to Section 3 hereof shall be reduced by the minimum amount necessary to result in no portion of the payments and benefits payable by the Employers under Section 3 being non-deductible to either the Corporation or the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code.  In no event shall the payments and benefits payable under Section 3 exceed three times the Executive's average taxable income from the Employers for the five calendar years preceding the year in which the Date of Termination occurs, with any benefits to be provided subsequent to the Date of Termination to be discounted to present value in accordance with Section 280G of the Code. If the payments and benefits under Section 3 are required to be reduced, then the cash severance shall be reduced first, followed by a reduction in the fringe benefits.  The determination of any reduction in the payments and benefits to be made pursuant to Section 3 shall be based upon the opinion of independent tax counsel selected by the Employers and paid by the Employers.  Such counsel shall promptly prepare the foregoing opinion, but in no event later than ten (10) days following the Date of Termination, and may use such actuaries as such counsel deems necessary or advisable for the purpose.  Nothing contained in this Section 4 shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment under any circumstances other than as specified in this Section 4, or a reduction in the payments and benefits specified in Section 3 below zero.

5. Mitigation; Exclusivity of Benefits.

(a) The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise, except as set forth in Section 3(b)(ii) above.

(b) The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Employers or otherwise.

6. Withholding.  All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

7. Assignability.  The Corporation and the Bank may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Corporation or the Bank may hereafter merge or consolidate or to which the Corporation or the Bank may transfer all or substantially all of its assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder.  The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

8. Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Bank:                         Secretary
Home Federal Bank
222 Florida Street
Shreveport, Louisiana 71105

To the Corporation:             Secretary
Home Federal Bancorp, Inc. of Louisiana
624 Market Street
Shreveport, Louisiana 71101

To the Executive:                  Daniel R. Herndon
At the address last appearing on
the personnel records of the Employer

9. Amendment; Waiver.  No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf.  No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

10. Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

11. Nature of Obligations.  Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

12. Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13. Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

14. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together will constitute one and the same instrument.

15. Regulatory Actions.  The following provisions shall be applicable to the parties to the extent that they are required to be included in employment contracts between a savings bank and its employees pursuant to Section 163.39(b) of the Office of the Comptroller of the Currency Rules and Regulations, 12 C.F.R. §163.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 3 hereof.

(a) If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act ("FDIA") (12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b) If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c) If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d) All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §163.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Comptroller or his/her designee, at the time the Federal Deposit Insurance Corporation ("FDIC") enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Comptroller or his/her designee, at the time the Comptroller or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

16. Regulatory Prohibition.  Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

17. Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

18. Entire Agreement.  This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein.  All prior agreements between the Employers and the Executive with respect to the matters agreed to herein, including without limitation the Prior Agreements, are hereby superseded and shall have no force or effect provided that the SERP shall continue to remain in full force and effect.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

Attest:

HOME FEDERAL BANCORP, INC. OF LOUISIANA

/s/Mark M. Harrison	By:	/s/Timothy W. Wilhite
Mark M. Harrison		Timothy W. Wilhite, Esq. on behalf of
Director		the Compensation Committee

HOME FEDERAL BANK

By:	/s/Timothy W. Wilhite
Timothy W. Wilhite, Esq. on behalf of
the Compensation Committee

EXECUTIVE

By:	/s/Daniel R. Herndon
Daniel R. Herndon
Executive Chairman of the Board